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    EQUITY OFFICE ISSUES $300 MILLION OF EXCHANGEABLE, SENIOR DEBT SECURITIES

        CHICAGO, Aug. 25 /PRNewswire/ -- Equity Office Properties Trust (NYSE:
        EOP) announced today that EOP Operating Limited Partnership completed the private placement of an aggregate of $300 million principal amount of exchangeable, senior unsecured notes due 2008. The issue amount is subject to an over-allotment option of up to an additional $75 million that may be exercised within the next 30 days. Net proceeds to EOP Partnership from the offering will be used to pay down borrowings under its third amended and restated revolving credit facility.

        The notes may be exchanged into common shares of Equity Office at an initial exchange price of $34.00. Based on the exchange ratio per note of 29.4118 shares, approximately 8.8 million additional common shares could be issued if all notes are exchanged. The exchangeable senior notes are non-callable for four years and mature on November 15, 2008. Interest will be paid semiannually on May 15 and November 15 beginning on November 15, 2000 at a rate equal to the greater of 7.25% per year (or $36.25 per $1,000 principal amount of notes semiannually) or the product of two times the cash distribution paid by Equity Office on each of its common shares for the most recent fiscal quarter and the number of common shares into which each $1,000 principal amount of notes is exchangeable.

        The offering was made by means of an offering memorandum to qualified institutional buyers, certain institutional accredited investors and offshore buyers, and the notes and the common shares issuable upon exchange have certain registration rights. The notes offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S persons absent registration or an applicable exemption from the registration requirements.

        Equity Office Properties Trust (NYSE: EOP) is the nation's largest publicly held owner and manager of office properties with a national portfolio of 380 buildings comprising 98.9 million square feet in 24 states and the District of Columbia. Equity Office has an ownership presence in 37 Metropolitan Statistical Areas (MSAs) and in 104 submarkets, enabling it to provide a wide range of office solutions for local, regional and national customers. For more company information, visit the Equity Office website at www.equityoffice.com.